                                 EXHIBIT 12.1


                          JOHN Q. HAMMONS HOTELS, L.P
                 HISTORICAL RATIO OF EARNINGS TO FIXED CHARGES
                                (000's omitted)

                                                   1995           1996           1997           1998            1999
                                               -------------  -------------  -------------  -------------  --------------
HISTORICAL EARNINGS:
Net income (loss) before minority interest,
 provision for income taxes, extraordinary
 item and cumulative effect of change in
 accounting principle                                $18,729        $18,524        $ 8,791        $   338        $  (973)

Add:
Interest, amortization or deferred
 financing fees and other fixed  charges
 (excluding interest capitalized)                     28,904         36,337         45,086         58,257         63,456
                                                     -------        -------        -------        -------        -------
   Historical earnings                               $47,633        $54,861        $53,877        $58,595        $62,483
                                                     =======        =======        =======        =======        =======
FIXED CHARGES:
Interest expense and
 amortization of deferred
 financing fees                                      $28,447        $35,620        $44,325        $57,286        $62,209

Interest capitalized                                   5,270          7,162         10,259          6,163          6,770

Interest element of rentals                              457            717            761            971          1,247
                                                     -------        -------        -------        -------        -------
   Fixed charges                                     $34,174        $43,499        $55,345        $64,420        $70,226
                                                     -------        -------        -------        -------        -------
RATIO OF EARNINGS TO FIXED CHARGES
 (A)                                                    1.39           1.26           0.97           0.91           0.89
                                                     =======        =======        =======        =======        =======

(A) In computing the ratio of earnings to fixed charges, earnings have been based on income from operations before income taxes and fixed charges (exclusive of interest capitalized) and fixed charges consist of interest and amortization of deferred financing fees (including amounts capitalized) and the estimated interest portion of rents (deemed to be one-third of rental expense).

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